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                                  EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated May 29, 1997 accompanying the Group financial statements of Rolfe & Nolan Plc for the year ended February 28, 1997, in accordance with Auditing Standards in the United Kingdom which are included in this Registration Statement. We consent to the inclusion in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton
Grant Thornton
Melton Street
London, United Kingdom
February 4, 1998